Exhibit 5.1

August 9, 2023

Flywire Corporation

141 Tremont St. #10F

Boston, MA 02111

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Flywire Corporation, a Delaware corporation (the “Company”), of up to an aggregate of 9,200,000 shares of the Company’s voting common stock, par value $0.0001 per share (the “Shares”) (including up to an aggregate of 1,200,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-273835) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 9, 2023 (the “Base Prospectus”), as supplemented by the prospectus supplement dated August 9, 2023, filed with the Commission pursuant to Rule 424(b) under the Act on August 9, 2023 (the “Preliminary Prospectus Supplement”), and supplemented by the prospectus supplement dated August 9, 2023, filed with the Commission pursuant to Rule 424(b) under the Act on August 11, 2023 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”) and (ii) an underwriting agreement (the “Underwriting Agreement”), dated August 9, 2023, among the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion when the Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP